KEY EMPLOYEE RETENTION
AND
RESTRICTIVE COVENANT AGREEMENT

    THIS KEY EMPLOYEE RETENTION AND RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is dated as of July 5, 2023 between MiMedx Group, Inc., a Florida corporation (the “Company”), and Doug Rice (the “Executive”) (collectively, the Company and Executive referred to herein as the “Parties).
    WHEREAS, the Company has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in potentially disruptive circumstances arising from the possibility of a Change in Control (as hereinafter defined) of the Company; and
    WHEREAS, the severance benefits payable by the Company to the Executive as provided herein are intended to ensure that the Executive receives reasonable compensation given the specific circumstances of Executive’s employment history with the Company and obligations hereunder;
    NOW, THEREFORE, in consideration of their respective obligations to one another set forth in this Agreement, and other good and valuable consideration, the receipt, sufficiency and adequacy of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:
1.    Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of (i) the Date of Termination (as hereinafter defined) of the Executive’s employment with the Company as a result of the Executive’s death or Disability (as defined in Section 3(c)), by the Company for Cause (as defined in Section 3(d)) or by the Executive other than for Good Reason (as defined in Section 3(e)); or (ii) one year after the date of a Change in Control, if the Executive’s employment with the Company has not terminated as of the date of the Change in Control (such period of time referred to hereinafter as the “Term”).
2.    Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:
(a)The accumulation in any number of related or unrelated transactions by any Person of beneficial ownership (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of the Company’s voting stock results from any acquisition of voting stock (i) directly from the Company that is approved by the Incumbent Board (as such term is defined by the MiMedx Group, Inc. 2016 Equity And Cash Incentive Plan, as such Plan may be amended from time to time or any successor plan thereto), (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate (as such term is defined by the MiMedx Group, Inc. 2016 Equity And Cash Incentive Plan, as such Plan may be amended from time to time or any successor plan thereto), or (iv) by any Person pursuant to a merger, consolidation or reorganization (a “Business Combination”) that would not cause a Change in Control under subsections (b), (c) or (d) below; or

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(b)Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of the voting stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, at least fifty percent (50%) of the then outstanding shares of common stock and at least fifty percent (50%) of the combined voting power of the then outstanding voting stock entitled to vote generally in the election of directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of the Company, and (ii) at least fifty percent (50%) of the members of the Board of Directors of the entity resulting from that Business Combination holding at least fifty percent (50%) of the voting power of such Board of Directors were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for that Business Combination and as a result of or in connection with such Business Combination, no Person (as such term is defined by the MiMedx Group, Inc. 2016 Equity And Cash Incentive Plan, as such plan may be amended from time to time or any successor plan thereto), has a right to dilute either of such percentages by appointing additional members to the Board of Directors or otherwise without election or other action by the shareholders; or
(c)A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsections (b) above or (d) below; or
(d)A complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsections (b) and (c) above.
3.    Compensation and Benefits Following Termination of Employment.
(a)Termination Prior to Change in Control. The Executive shall be entitled to the compensation and benefits provided in Section 4(a) if the Executive’s employment is terminated, during the Term but prior to a Change in Control, for reasons other than (i) the Executive’s death; (ii) the Executive’s Disability; (iii)  termination by the Company for Cause; or (iv) termination by the Executive without Good Reason.
(b)Termination Following Change in Control. If the Executive is employed with the Company as of the date of a Change in Control, the Executive shall be entitled to the compensation and benefits provided in Section 4(b) if the Executive’s employment is subsequently terminated within the Term for reasons other than (i) the Executive’s death; (ii) the Executive’s Disability; (iii)  termination by the Company for Cause; or (iv) termination by the Executive without Good Reason.
(c)Disability. The term “Disability” as used in this Agreement shall mean a condition that entitles the Executive to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s

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Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician, and those two physicians shall select a third, who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. The Parties agree that compensation paid to the qualified independent physician providing the determination as provided herein shall be paid by the Company. The Parties also agree that termination of this Agreement pursuant to this Section, as well as any request by the Company that the Executive be evaluated pursuant to this Section for purposes of determining the existence of a Disability, shall not be construed and/or offered as evidence that the Company engaged in any conduct prohibited by any federal, state or local law prohibiting discrimination on the basis of disability, including, without limitation, the Americans with Disabilities Act and all amendments thereto.
(d)Cause. The term “Cause” for purposes of this Agreement shall be as defined in any employment or service agreement between the Company or any Affiliate and the Executive and if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition of Cause or term of similar import, Cause shall mean:
(i)    the Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)    the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;
(iii)    the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(iv)    the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
(v)    the Executive’s conduct which materially injures or carries the reasonable risk of materially injuring the Company’s business or reputation, or which materially impairs the ability of Executive to effectively carry out his or her duties including, but not limited to, inappropriate use of drugs or alcohol or acts of discrimination, harassment or other inappropriate conduct involving another individual associated with the Company; or
(vi)    the Executive’s material breach of any material obligation under this Agreement and/or any employment agreement as between the Parties; or
Prior to terminating this Agreement pursuant to Section 4(d)(i), (iv) or (vi), the Company shall provide the Executive with written notice of such failure, violation or breach and provide the Executive a period of thirty (30) days (the “Cure Period”) in which to cure such failure, conduct or breach. If the Executive timely cures the failure, conduct or breach to the satisfaction of the Company, in its sole discretion, then this Agreement will remain in effect, and the alleged failure, conduct or breach shall be deemed irrevocably waived by the Company as a basis for termination for Cause hereunder. For this definition, no act or omission by the Executive will be “willful” unless it is made by the Executive in bad faith or without a reasonable belief that such act or omission was in the best interests of the Company and any act or omission by the Executive based on authority given pursuant to a resolution duly adopted by the Board of

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Directors of the Company, on the advice of counsel for the Company or on the instruction of any officer of the Company to whom the Executive reports or any higher level officer will be deemed made in good faith and in the best interests of the Company.
(e)Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions specified in subsections (i) through (iv) below which are taken by the Company at any time during the Term, or any of the following actions specified in subsections (v) through (vi) below which are taken by the Company at or after a Change in Control and during the Term, in any event without the Executive’s written consent:
(i)    a material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law or other than changes that occur solely due to the Company becoming a subsidiary or division of an acquiring company in connection with a Change in Control transaction);
(ii)    a material reduction in the Executive’s base salary as in effect on the date hereof or as the same may be adjusted from time to time during the term of this Agreement;
(iii)    a material breach by the Company of any material obligation under this Agreement and/or any employment agreement as between the Parties;
(iv)    any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Section 7(a) hereof;
(v)    a relocation of the Executive’s principal place of employment by more than 50 miles from the Executive’s then present location at the time of the Change in Control; or
(vi)    a material reduction in the overall level of employee benefits, including any benefit or compensation plan, annual bonus opportunity, equity incentive plan, retirement plan, life insurance plan, health and accident plan or disability plan in which Executive is actively participating immediately prior to a Change in Control (provided, however, that there shall not be deemed to be any such failure if the Company substitutes for the discontinued plan, a plan providing the Executive with substantially similar benefits) or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s overall level of benefits under such plans or deprive the Executive of any material fringe benefits enjoyed by the Executive immediately prior to a Change in Control.
Prior to terminating this Agreement pursuant to Section 4(e)(i) - (vi), the Executive shall provide the Company with written notice of such conduct or breach and provide the Company a period of thirty (30) days (the “Cure Period”) in which to cure such failure, conduct or breach. Notice to the Company by the Executive of such alleged conduct or breach must be provided within thirty (30) days of the date of the Executive’s knowledge of the alleged conduct or breach. If the Company timely cures the conduct or breach, or if the Executive fails to terminate his employment within ten (10) days following the end of the Cure Period, then this Agreement will remain in effect, and the alleged conduct or breach shall be deemed irrevocably waived by the Executive as a basis for termination for Good Reason hereunder.
(f)Notice of Termination. Any termination of the Executive’s employment by the Company for a reason specified in Section 3(c) or (d) shall be communicated to the

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Executive by a Notice of Termination prior to the effective date of the termination. Any termination of the Executive’s employment by the Executive for a reason specified in Section 3(e) shall be communicated to the Company by a Notice of Termination prior to the effective date of the termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate whether such termination is for a reason set forth in Section 3(c), (d) or (e) and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no termination of the Executive’s employment by the Company shall constitute a termination for Disability or Cause unless such termination is preceded by a Notice of Termination.
(g)Date of Termination. “Date of Termination” shall mean the date on which the Executive’s termination is effective.
4.    Compensation and Benefits upon Termination of Employment.
(a)    Prior to Change in Control. If the Executive is entitled to compensation and benefits as provided in Section 3(a), then the Company shall provide to the Executive, as severance compensation and in consideration of the Executive’s adherence to the terms of Section 5 hereof, subject to Sections 4(e) and 4(f) below, the following (such benefits pursuant to this Section 4(a) collectively referred to hereinafter as the “Severance”):
(i)    a cash payment equal to 1.25 (one and one-quarter) times the Executive’s annual Base Salary; and
(ii)    a cash payment equal to 1.25 (one and one-quarter) times the Executive’s Targeted Bonus with respect to the year in which the termination of employment occurs; and
(iii)    for fifteen (15) months after Executive’s termination of employment, Executive, his or her spouse and his or her dependents will continue to be entitled to participate in the Company’s group health plans in which the Executive participates immediately prior to his or her termination of employment at the same rate as paid by similarly situated employees from time to time, provided that the Executive timely elects continuation coverage under Section 4980B(f) of the Code; and provided, further, that to the extent that such health plan does not permit continuation of the Executive’s or his or her spouse’s or dependents’ participation throughout such period, the Company shall provide the Executive, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits, less the applicable employee rate of participation.
The cash payments specified in paragraphs (i) and (ii) of this Section 4(a) shall be paid on the sixty-fifth (65th) day (or the next following business day if the sixty-fifth (65th) day is not a business day) following the Date of Termination.
(b)    Following Change in Control. If the Executive is entitled to compensation and benefits as provided in Section 3(b), then the Company shall pay to the Executive, as severance compensation and in consideration of the Executive’s adherence to the terms of Section 5 hereof, subject to Sections 4(e) and 4(f) below, the following (such benefits pursuant to this Section 4(b) collectively referred to hereinafter as the “CIC Severance”):
(i)    a cash payment equal to 1.5 (one and one half) times the Executive’s annual Base Salary; and.

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(ii)    a cash payment equal to 1.5 (one and one half) times the Executive’s Targeted Bonus with respect to the year in which the termination of employment occurs; and
(iii)    for eighteen (18) months after Executive’s termination of employment, Executive, his or her spouse and his or her dependents will continue to be entitled to participate in the Company’s group health plans in which the Executive participates immediately prior to his or her termination of employment at the same rate as paid by similarly situated employees from time to time, provided that the Executive timely elects continuation coverage under Section 4980B(f) of the Code; and provided, further, that to the extent that such health plan does not permit continuation of the Executive’s or his or her spouse’s or dependents’ participation throughout such period, the Company shall provide the Executive, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits, less the applicable employee rate of participation.
The cash payments specified in paragraphs (i) and (ii) of this Section 4(b) shall be paid on the sixty-fifth (65th) day (or the next following business day if the sixty-fifth (65th) day is not a business day) following the Date of Termination.
(c)    The parties hereto agree that the Severance and CIC Severance are reasonable compensation in light of the Executive’s services rendered to the Company and in consideration of the Executive’s adherence to the terms of Section 5 hereof.
        (i)     Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (x) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to Executive under this Agreement to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under paragraph (i) and then paragraph (ii) of Section 4(a) or Section 4(b), as applicable.
    (ii)    All determinations required to be made the foregoing subsection (i), including the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). Notwithstanding the foregoing, in the event (x) the Company shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (y) the Audit Committee of the Board of Directors of the Company determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (z) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Company, through its Compensation Committee, shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and

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expenses of the Accounting Firm shall be borne solely by the Company, and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and the Executive.
(d)    Executive agrees that he is not eligible for and shall not be entitled to severance compensation under any agreement, offer letter or other understanding with the Company or its affiliates or under the Company’s established severance compensation plans, policies or arrangements and hereby expressly waives all rights with respect thereto; provided, however, that nothing in this Agreement shall affect or impair Executive’s vested rights under any other employee benefit plan or policy of the Company providing benefits other than severance compensation. For the avoidance of doubt, if more than one Change in Control occurs during the term hereof, the term of this Agreement shall not expire until one year after the date of the latest such Change in Control to occur and the amount of compensation payable under Section 4(b) shall be based upon the highest annual base salary and Targeted Bonus payable to Executive on the date of any such Change in Control (to the extent not paid previously in connection with an earlier Change in Control), but Executive shall not be entitled to receive severance compensation under Section 4(b) more than once, and shall not be entitled to receive severance compensation under both Sections 4(a) and 4(b).
(e)    The Company’s obligation to provide the Severance and/or CIC Severance to Executive under this Agreement is expressly contingent upon the Company’s receipt, no later than sixty (60) days after the Date of Termination, of an executed, effective and non-revocable Release of Claims substantially in the form provided by the Company (the “Release of Claims”). The Release of Claims will be provided to the Executive within five (5) days of the Date of Termination and must be executed by the Executive within the period of time provided in the Release of Claims for consideration thereof (such period, the “Consideration Period”). The Parties agree that any revisions to the Release of Claims, whether material or immaterial, do not initiate a new Consideration Period, which shall be determined based upon the date of the Executive’s receipt of the Release of Claims as initially provided to the Executive. The Company will have no obligation to provide Severance or CIC Severance, as applicable, to Executive in the event that the Executive (i) does not timely deliver to the Company an executed, effective and non-revocable Release of Claims, or (ii) does timely deliver an executed, effective and non-revocable Release of Claims to the Company, but the Executive breaches any representation, warranty or covenant of the Release of Claims after delivery. Furthermore, the Company shall accrue and withhold any Severance or CIC Severance payment or benefits otherwise due during any period prior to the Executive’s submission of the executed Release of Claims or in which the Release of Claims is revocable (in whole or in part) by Executive, provided that any such withheld payments will promptly be remitted to the Executive, without payment of any interest, not later than ten (10) business days following the later of the date on which the Release of Claims becomes irrevocable or the date on which the Company receives a timely executed Release of Claims from the Executive. To the extent that the sixty (60) day period provided herein extends over more than one calendar year, no severance payments will be payable or benefits provided until the subsequent calendar year, notwithstanding the foregoing.
(f)    Notwithstanding any other provision of this Agreement, if the Company determines at any time following the Date of Termination that the Executive committed any act or omission while the Executive was employed by the Company that would constitute Cause within the meaning of Section 3(d) of this Agreement, the Company may (i) cease any future

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payment of the Severance or CIC Severance, as applicable, otherwise payable to the Executive under this Agreement, and the Executive shall have no right to receive such Severance or CIC Severance, and/or (ii) require the Executive to repay, within not less than thirty (30) days, any and all Severance or CIC Severance, as applicable, previously paid to the Executive under the terms of this Agreement. In the event that the Company elects, within its sole discretion, to exercise its rights as provided in this Section 4(f), it shall provide written notice to the Executive of such determination and election, as well as the period of time within which the Executive is required to repay amounts previously paid, if applicable. The Company shall have the right to seek enforcement of its rights under Section 4(f)(ii) in any court of competent jurisdiction.
5.    Protective Covenants.
(a)Definitions. This Subsection sets forth the definition of certain capitalized terms used in this Section 5.
(i)    “Competing Business” shall mean a business (other than the Company) that, directly or through a controlled subsidiary or through an affiliate, is an integrated developer, processor, and/or marketer of a) collagen based biomaterials and products, b) bioimplants processed from human amniotic membrane, c) other amnion based products, d) tissue regeneration products, e) human allograft including skin and bone products, and f) other products of the type conducted, authorized, offered or provided within two years prior to the Date of Termination (collectively, “Competing Services”).
(ii)    “Competitive Position” shall mean: (A) the Executive’s direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held Company) or control of any portion of any Competing Business; or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any Competing Business where the Executive performs services for a Competing Business.
(iii)    “Confidential Information” shall have the meaning provided in the Georgia Restrictive Covenants Act, Ga. Code Ann. §§ 13-8-50 to 59, and all amendments thereto, concerning the Company, its parent and the other subsidiaries of its parent in any form or media, whether oral, written, graphic, machine readable, sample form, or other tangible media, or in information storage and retrieval systems, including (A) all tangible reproductions or embodiments of such Confidential Information; (B) all notes, analyses, compilations, studies, interpretations or other documents, and all copies thereof, prepared by the Executive, which contain, reflect or are based upon, in whole or in part, any Confidential Information. Confidential Information includes, but is not limited to, data, reports (including, but not limited to, weekly task list reports and clinical research reports), analyses (including, but not limited to, analyses of competitive products and potentially competitive emerging technologies), matrices, notes, interpretations, protocols, forecasts, testing, methods and analysis of test results, records, models (including, but not limited to, the models of studies performed), documents, agreements, business plans, budgeting information, customer lists, the identity of and information relating to suppliers, business partnerships and acquisition targets, financial statements and other financial information of the Company and its customers or suppliers, know-how, strategic or technical data, research (primary and basic), clinical trial data and outcomes, technology (including without limitation all processing, manufacturing and related technology), designs, developments, inventions, data and any components thereof, whether or not copyrightable, intellectual property and trade secrets, whether or not patented or patentable, patent programs and strategies, sales and marketing data, marketing research data, marketing strategies, marketing materials (including, those in draft form), product information (including, but not limited to, the composition and structure of products, manufacturing processes for products, histology of products, biologic activity of products, internal opinions on the efficacy of products, and research team conclusions

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on products), product research and development data, sample product information, information discussed during lab meetings, software programs (including source code), pricing information and strategies, information provided by third parties which the Company has a duty to protect from disclosure.
(iv)    “Covenant Period” shall mean the period of time from the date of this Agreement to the date that is eighteen (18) months after the Date of Termination.
(v)    “Customers” shall mean prospective and actual customers, clients or referral sources to or on behalf of which the Company provides Competing Services and with whom the Executive had Material Contact (A) during the two years prior to the date of this Agreement and (B) during the Covenant Period.
(vi)    “Material Contact” shall mean the contact between the Executive and each Customer or potential Customer of the Company: (A) with whom or with which the Executive dealt on behalf of the Company in an effort to initiate, maintain or further a business relationship between the Company and the Customer or potential Customer; (B) whose dealings with the Company were coordinated or supervised by the Employee; (C) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of the Executive’s association with the Company; or (D) who receives products or services authorized by the Company, the sale or provision of which directly results or resulted in compensation, commissions, or earnings for the Executive within the last two (2) years of the Executive’s employment with the Company.
(vii)    “Restricted Territory” shall mean all states of the United States, as well as such foreign countries in which the Company has provided Competing Services within the two (2) years prior to the Date of Termination.”
(viii)    “Trade Secrets” shall mean Confidential Information which meets the additional requirements of the Georgia Trade Secrets Act of 1990 (the “Act”) or similar state law, as applicable, or the Defend Trade Secrets Act of 2016.
(b)Limitation on Competition. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 5(f) below, the Executive agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, anywhere within the Restricted Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position (other than action to reject an unsolicited offer of a Competitive Position).
(c)Limitation on Soliciting Customers. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 5(f) below, the Executive agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate on behalf of a Competing Business with which Executive has a Competitive Position any Customer located in the Restricted Territory (or any other Customer with which the Executive had any material contact on behalf of the Company) for the purpose of providing the Customer or having the Customer provided with Competing Services.
(d)Limitation on Soliciting Personnel or Other Parties. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 5(f) below, the Executive hereby agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, alone or in conjunction with any other party,

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solicit or attempt to solicit any employee, consultant, contractor, independent broker or other personnel of the Company or any subsidiary of the Company to terminate, alter or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company or any subsidiary of the Company.
(e)Limitation on Use and/or Disclosure of Confidential Information. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 5(f) below, the Executive hereby agrees that he shall (A) hold all Confidential Information in trust and confidence and not, directly or indirectly, divulge, publish or disclose the Confidential Information, whether it is tangible or intangible, to (I) any third party, or (II) any employee or contractor of the Company not authorized to access the Confidential Information, without prior written consent of the Company; (B) not copy or remove from the Company offices any Confidential Information or Trade Secrets without prior written consent of the Company; and (C) not use the Confidential Information for the Executive’s personal benefit or for the benefit of any third party, except as otherwise required pursuant to valid judicial order, provided the Executive shall provide prompt written notice of such order to, and shall use the Executive’s best efforts to cooperate with, the Company to obtain a protective order or other remedy to ensure that confidential treatment will be afforded such Confidential Information. Notwithstanding the foregoing obligations not to disclose Confidential Information, nothing in this Agreement prohibits the Executive from disclosing information in confidence to a government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of the law. Similarly, nothing in this Agreement prohibits the Executive from disclosing information in a complaint or other court filing, if and only if such filing is made under seal.
(f)Acknowledgements. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of confidential business information of the Company and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual services the Executive provides to the Company are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The parties acknowledge and agree that the Protective Covenants are reasonable as to time, scope and territory given the Company’s need to protect its trade secrets and confidential business information and given the substantial payments and benefits to which the Executive may be entitled pursuant to this Agreement.
(g)Remedies. The parties acknowledge that any breach or threatened breach of a Protective Covenant by the Executive is reasonably likely to result in irreparable injury to the Company, and therefore, in addition to all remedies provided at law or in equity, the Executive agrees that the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the Protective Covenant. If the Company seeks an injunction, the Executive waives any requirement that the Company post a bond or any other security.
(h)Notification To Third Parties: If, within the Covenant Period or other period during which Executive possesses Confidential Information (hereinafter, the “Notification Period”), the Executive enters into a Competitive Position with a Competing Business, the Executive agrees to provide the Company written notice of the Executive’s job responsibilities within five (5) business days of any offer of such Competitive Position (“Employment Notice”). The Employment Notice shall include (A) a description of the nature, duties and responsibilities of the Competitive Position, (B) the identity of the Competing Business, and (C) the state or

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other such similar geographic territory in which the Executive will be living and working. The Executive also agrees that, upon written request by the Company regarding the status of such Competitive Position, he shall respond to the Company in writing as provided herein. Additionally, the Executive agrees that during the Notification Period, he shall notify in writing any Competing Business with which he may seek to enter into a Competitive Position of the Protective Covenants under this Agreement. The Executive further agrees that the Company shall have the right to provide a copy of the provisions of Section 5 of this Agreement to any third party with whom the Executive may seek to enter into, or may subsequently enter into, a Competitive Position in order to assure that the Company’s rights under this Agreement are adequately protected.
6.    No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.
(a)All compensation and benefits provided to the Executive under this Agreement are in consideration of the Executive’s services rendered to the Company and of the Executive’s adhering to the terms set forth in Section 5 hereof and the Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.
(b)The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan or securities plan, employment agreement or other contract, plan or arrangement except as otherwise provided herein, including without limitation Sections 4(d) and Section 9. More specifically, and without limiting the foregoing, this Agreement, and the requirement to pay Severance or CIC Severance, shall not affect in any way any vested equity interests, if any, granted to the Executive by the Company, and the Parties’ rights and obligations with respect to any such vested equity interests shall continue to be determined by such plan and related documents pursuant to which the equity interests were granted; likewise, nothing in this Agreement shall affect or in any way modify the vesting of any equity interests, if any, granted to the Executive by the Company, and the Parties’ rights and obligations with respect to any such equity interests, including any requirements related to, as well as the time provided for, the vesting of such interests, shall continue to be determined by such plan and related documents pursuant to which the equity interests were granted. Finally, this Agreement, and the requirement to pay severance, does not grant or otherwise create any equity interests in the Company or expectation of such equity interests where such equity interests have not otherwise been granted to the Executive by the Company.
7.    Successor to the Company.
(a)The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor or Assign”), by agreement in form and substance reasonably satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason. As used in this Agreement (except for purposes of defining “Change in Control” in Section 2), “Company” shall mean the Company as hereinbefore defined and any Successor or Assign to the Company. If at any time during the term of this Agreement the Executive is employed by any Company, a

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majority of the voting securities of which is then owned by the Company, “Company” as used in Sections 3, 4, 12 and 14 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to Section 4 hereof.
(b)This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or the designee or, if there be no such designee, to the Executive’s estate.
8.    Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by overnight courier service or mailed by United States certified mail, return receipt required, postage prepaid, as follows:
        If to Company:
            MiMedx Group, Inc.
            1775 West Oak Commons Court
            Marietta, GA 30062
            Attention: General Counsel

        If to Executive:
            Doug Rice
            [***]

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
9.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to principles of conflict of laws, and venue for any proceeding related to this Agreement shall be proper in the federal or state courts located in or covering Cobb County, Georgia, to which venue the Executive and the Company hereby agree and submit. This Agreement supersedes and entirely replaces any other prior discussions, agreements, and understandings of every kind and nature, whether oral or in writing, between the Parties with respect to the subject matters addressed herein; notwithstanding the foregoing, however, this Agreement shall not supersede any prior or contemporaneous written agreements between the Parties with respect to the ownership, licensing and/or assignment of inventions, copyrights, patents or other intellectual property, including specifically the Employee Inventions and Assignment Agreement or the Confidentiality and Non-Solicitation Agreement to be executed upon acceptance of employment.

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10.    Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
12.    Legal Fees and Expenses. If any contest as to the validity, enforceability or interpretation of the Agreement (whether initiated by the Executive or the Company) shall arise each party shall be responsible for its own legal fees and related expenses, if any, incurred in connection with such contest; provided, however, that, in the event the Executive substantially prevails with respect to such contest, the Company shall reimburse the Executive on a current basis for all reasonable legal fees and related expenses incurred by the Executive in connection with such contest, which reimbursement shall be made within thirty (30) days after the date the Company receives the Executive’s statement for such fees and expenses.
13.    Code Section 409A. It is intended that payments under this Agreement shall be exempt from or in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of this Agreement are to be construed accordingly. Payments provided hereunder are intended to satisfy the involuntary separation or short term deferral exemptions under 409A. However, in no event shall the Company or an affiliate be responsible for any tax or penalty owed by the Executive or beneficiary with regard to payments and benefits provided herein. For purposes of Code Section 409A, each installment of payments or benefits is intended to be treated as a separate payment, and the terms “employment termination” and “termination of employment” or terms of like kind are intended to constitute “separation from service” as defined under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if the Executive is determined to constitute a Code Section 409A “Specified Employee” at the time of separation from service, any payments not exempt from Code Section 409A shall be aggregated and delayed (if then required), and paid on the earlier of the first day of the seventh month following the Executive’s separation from service, or the day after the Executive’s death, as applicable. Thereafter, any remaining payments and benefits shall be paid as if there had been no earlier delay. Notwithstanding anything to the contrary in this Agreement or elsewhere, in the event that the Executive waives the provisions of another severance or change in control agreement or arrangement for this Agreement and such participation in this Agreement is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under this Agreement that such Executive becomes entitled to receive during the remainder of the waived term of such agreement or arrangement shall be payable in accordance with the time and form of payment provisions of such agreement or arrangement.
14.    Severability; Modification. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement, but such remaining provisions shall be interpreted and construed in such a manner as to carry out fully the intention of the Parties; provided, however, that if any portion of Section 5 of this Agreement is invalid, illegal, or unenforceable, the remainder of this Agreement shall be unenforceable. Should any judicial body interpreting this Agreement deem any provision of this Agreement to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the Parties that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

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15.    Confidentiality. The Executive acknowledges and affirms that Executive has previously entered into and/or will enter into a Confidentiality and Non-Solicitation Agreement, dated with the Company and that the terms of such agreement shall survive the execution of this agreement.
16.    Agreement Not an Employment Contract. This Agreement shall not be deemed to constitute or be deemed ancillary to an employment contract between the Company and the Executive, and nothing herein shall be deemed to give the Executive the right to continue in the employ of the Company or to eliminate the right of the Company to discharge the Executive at any time for any reason.
    IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

                        MiMedx Group, Inc.

                        /s/ Joseph Capper
                        Joseph Capper
                        CEO

                        Doug Rice

                        /s/ Doug Rice
                        Executive

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